Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Conexant Systems, Inc. on Form S-8 of our report dated November 2, 2004, except for Note 18 as to which the date is December 8, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to a restatement to report the June 27, 2003 spin-off of the Mindspeed Technologies business as discontinued operations and a change in method of accounting for goodwill and intangible assets in fiscal 2003), appearing in the Annual Report on Form 10-K of Conexant Systems, Inc. for the fiscal year ended September 30, 2004, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Costa Mesa, California
December 13, 2004